Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our report dated September 7, 2022, with respect to our audit of the financial statements of Compound Real Estate Bonds, Inc. and Subsidiary as of March 16, 2022 and December 31, 2021, and for the periods from November 2, 2021 (Inception) to March 16, 2022 and December 31, 2021, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

Integritat Audit, Accounting & Advisory, LLC

Boca Raton, FL USA

September 8, 2022